UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   ________
                                   FORM 8-K

                                CURRENT REPORT


                        PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


     Date of Report(Date of earliest event reported) January 17, 2002

                               LANDS' END, INC.
            (exact name of registrant as specified in its charter)





    DELAWARE                 1-9769              36-2512786
(State or other           (Commission         (I.R.S. Employer
  jurisdiction            File Number)         Identification
of incorporation)                                  Number)




 Lands' End Lane, Dodgeville, Wisconsin             53595
(Address of principal executive offices)          (Zip Code)


Registrant's telephone number     608-935-9341
     including area code














                     INFORMATION INCLUDED IN THIS REPORT

Item 5.  Other Events.

         Attached as Exhibit 99 to this report is a news release issued on January 17, 2002, by Lands' End, Inc., announcing its holiday results for the period ended December 28, 2001.




















































                           SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, its duly authorized officer and chief financial officer.



                                         LANDS' END, INC.



January 17, 2002                 By: /S/ DONALD R. HUGHES
                                         Donald R. Hughes
                                         Senior Vice President &
                                         Chief Financial Officer







































										EXHIBIT 99
FOR IMMEDIATE RELEASE

                  LANDS' END REPORTS RECORD HOLIDAY RESULTS

DODGEVILLE, WIS. ... January 17, 2002 ... Lands' End, Inc. (LE), the
direct merchant of classically styled apparel and home furnishings, today reported results for the nine-week holiday period ended December 28, 2001, compared with the eight-week holiday period ended December 22, 2000.
     Total revenue for the nine-week period was $462.6 million, up 8 percent from $427.1 million during the prior year's eight week holiday season. Net income for the nine-week period was $43.6 million, up 29 percent from $33.9 million earned in the eight-week holiday period in calendar 2000. Diluted earnings per share for the fiscal 2002 holiday period were $1.45, compared with $1.13 last year.
     The additional week in this holiday period represented $13 million in revenue and had no material impact on net income. On a comparable 8-week calendar, total revenue was up about 5 percent.
     Commenting on the holiday results, company president and chief executive officer David F. Dyer said, "Our record holiday season has extended the momentum of a sensational year. Our collective merchandising, creative and operational teams harnessed the great potential inherent in our brand. We provided our customers with great service, quality products and creative presentations. And our customers, in turn, rewarded us with a highly successful holiday season."
     The solid sales improvement was fueled by successful inventory management. While the inventory investment was up from last year, the company shipped 88 percent of its merchandise immediately upon customer order, compared to 80 percent in last year's holiday period.
     Sales of full-price merchandise to U.S. consumers rose 8.5 percent, while Internet sales increased 35 percent in the holiday period. As a percentage of total revenue, gross margin improvement of 2 percentage points was the result of significantly better vendor sourcing and a somewhat lower level of liquidations. Overall selling, general and administrative expenses were 6.3 percent higher. However, as a percentage of total revenue, SG&A expenses declined 0.6 percentage points.

FORTY-EIGHT WEEK RECORD RESULTS
	Year to date, total revenue for the forty-eight weeks was $1.44 billion, an increase of 6.3 percent from $1.35 billion during the similar forty-seven week period in the prior year. Net income, year to date, was $64.7 million, or $2.16 per diluted share, compared with $36.8 million, or $1.20 per share, earned in the forty-seven weeks of the prior year.

HOLIDAY COMMENTS
	The core business segment sales showed strong growth, with an 18 percent increase in women's and an 8 percent increase in the coed division. In the specialty segment, the home division was up 15 percent, Kids was up 5 percent, and Corporate Sales, the business outfitters division, was about flat. International sales were very strong, up 18 percent from the prior year, led by the German and United Kingdom businesses.

     Gross profit in the nine-week period just ended was $216.3 million, or 46.8 percent of total revenue, compared with $191.4 million, or 44.8 percent of total revenue in the similar eight-week period a year ago. The increase in gross profit margin was primarily due to continued sourcing improvements with a somewhat lower level of liquidations. Liquidations of excess inventory were 4 percent of total merchandise sales in the holiday period just ended, compared with 5 percent a year ago.
     At the end of the holiday period, inventory was $216 million, up from $168 million a year ago. This increase was the result of accelerating spring/summer receipts and investing in key continuing styles to insure continued high initial fulfillment. The company is pleased with the quality of its inventory and has a lower level of inventory to be liquidated on hand, compared with last year.

	In the nine-week period just ended, selling, general and administrative expenses were $144.3 million, or 31.2 percent of total revenue, compared with $135.7 million, or 31.8 percent of total revenue, in last year's eight-week holiday period. The improved leverage was primarily due to better fulfillment levels that allowed us to convert demand to sales at a higher rate.

SEGMENT DATA
   		Segment merchandise sales data for holiday period
		(in millions)            Holiday  Holiday   Percent
		                          FY02     FY01     Change
		Core business segment     $276     $255     +  8 %
		Specialty segment          111      105     +  6 %
		International segment       40       34     + 18 %
		 Total merchandise sales  $427     $394     +  8 %

		Internet                  $ 92     $ 68     + 35%
  Segment merchandise sales data (full-price and liquidation sales) excludes shipping and handling revenue. Internet merchandise sales are included in the respective business segments.

BUSINESS OUTLOOK
     For the current fiscal year, the company estimates capital expenditures at $42 million, and for fiscal 2003, they are currently planned to be approximately $35 million.
     Given the first 11 months of this fiscal year and current expectations for the month of January, the company believes that diluted earnings per share will be in the range of $2.11 to $2.18 for fiscal 2002.
     Looking forward to our performance in fiscal 2003, the company currently anticipates a single-digit percentage increase in total revenue and a diluted earnings per share increase in the high-single-digit to low-double-digit percentage range. While we are extremely pleased with our progress this year, overall economic conditions are creating a degree of caution in our outlook for the upcoming first and second quarters.
	Lands' End is a direct merchant of traditionally styled, classic products offered to customers around the world through regular mailings of its monthly and specialty catalogs and via the Internet at www.landsend.com.

STATEMENT REGARDING FORWARD-LOOKING INFORMATION
	Statements in this release that are not historical, including, without limitation, statements regarding our plans, expectations, assumptions, and estimations for fiscal 2002 and fiscal 2003 revenues, gross profit margin, and earnings, as well as anticipated sales trends and future development of our business strategy, are considered forward-looking and speak only as of today's date. As such, these statements are subject to a number of risks and uncertainties. Future results may be materially different from those expressed or implied by these statements due to a number of factors. Currently, we believe that the principal factors that create uncertainty about our future results are the following: customer response to our merchandise offerings, circulation changes and other initiatives; the mix of our sales between full price and liquidation merchandise; overall consumer confidence and general economic conditions, both domestic and foreign; effects of weather on customer purchasing behavior; effects of shifting patterns of e-commerce versus catalog purchases; costs associated with printing and mailing catalogs and fulfilling orders; dependence on consumer seasonal buying patterns; fluctuations in foreign currency exchange rates; and changes that may have different effects on the various sectors in which we operate (e.g., rather than individual consumers, the Corporate Sales Division, included in the specialty segment, sells to numerous corporations, and certain of these sales are for their corporate promotional activities). Our future results could, of course, be affected by other factors as well. More information about these risks and uncertainties may be found in the company's 10-K filings with the S.E.C.
     The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.


WEBCAST ANNOUNCEMENT
	The company will audio web cast its conference call for the general public at 9:30 a.m. CT today. This call will cover the company's performance for the holiday period and its business outlook for the remainder of the year. Register and listen at http://www.videonewswire.com/event.asp?id=2661. A playback will be available for one week.
	The conference call and web cast consist of copyrighted material that may not be recorded, reproduced, retransmitted, rebroadcast, stored or forwarded without Lands' End's express written permission. Your participation represents your consent to these terms and conditions.
The call will be recorded by Lands' End, and your participation on this call also constitutes your consent to having any comments or statements you make appear on a transcript or broadcast of this call.

                                      -0-

Contact Charlotte LaComb:  608-935-4835





                    PRELIMINARY AND UNAUDITED

CONSOLIDATED STATEMENTS OF OPERATIONS
Lands' End, Inc. & Subsidiaries
(Amounts in thousands, except per share data)

                            9 weeks   8 weeks     48 weeks    47weeks
                             ended     ended        ended      ended
                            Dec. 28,  Dec. 22,    Dec. 28,    Dec. 22,
                              2001      2000        2001        2000

Revenue
  Net merchandise sales     $426,803  $393,607  $1,325,150  $1,251,588
  Shipping and handling
    revenue                   35,789    33,487     110,498      99,232
Total revenue                462,592   427,094   1,435,648   1,350,820

Cost of sales
  Cost of merchandise sales  210,639   202,886     688,188     671,369
  Shipping and handling
    costs                     35,644    32,830     109,434     101,827
Total cost of sales          246,283   235,716     797,622     773,196

Gross profit                 216,309   191,378     638,026     577,624
  Selling, general and
    administrative expenses  144,287   135,722     529,429     513,879

Income from operations        72,022    55,656     108,597      63,745
Other income (expense):
  Interest expense               (80)     (381)     (1,221)     (1,529)
  Interest income                256       248       1,239       1,702
  Other                       (1,528)   (1,714)     (4,284)     (5,579)

  Total other expense, net    (1,352)   (1,847)     (4,266)     (5,406)

Income before income taxes    70,670    53,809     104,331      58,339
  Income tax provision        27,023    19,910      39,646      21,586

Net income                  $ 43,647  $ 33,899  $   64,685  $   36,753

Basic earnings per share    $   1.48  $   1.14  $     2.20  $     1.22
Diluted earnings per share  $   1.45  $   1.13  $     2.16  $     1.20

Basic weighted average
  shares outstanding          29,475    29,828      29,438      30,122
Diluted weighted average
  shares outstanding          30,077    30,031      29,917      30,503











                       PRELIMINARY AND UNAUDITED

CONSOLIDATED BALANCE SHEETS
Lands' End, Inc. & Subsidiaries              Dec. 28,     Dec. 22,
(Dollars in thousands)                         2001         2000

Assets
Current assets:
  Cash and cash equivalents                  $176,707     $119,148
  Receivables, net                             22,421       28,192
  Inventory                                   215,544      167,850
  Prepaid advertising                          11,676       14,470
  Other prepaid expenses                        8,397        7,484
  Deferred income tax benefit                  11,628        9,820
Total current assets                          446,373      346,964

Property, plant and equipment, at cost:
  Land and buildings                          117,241      103,607
  Fixtures and equipment                      104,838      103,460
  Computer hardware and software              119,577       97,811
  Leasehold improvements                        4,823        4,453
  Construction in progress                          -        2,262
Total property, plant and equipment           346,479      311,593
  Less - accumulated depreciation
    and amortization                          151,917      130,249
Property, plant and equipment, net            194,562      181,344
Other assets                                    2,801        2,648

Total assets                                 $643,736     $530,956

Liabilities and shareholders' investment
Current liabilities:
  Lines of credit                            $ 15,216     $  7,898
  Accounts payable                            109,214      108,285
  Reserve for returns                          17,214       17,449
  Accrued liabilities                          59,296       52,220
  Accrued profit sharing                        4,742        2,358
  Income taxes payable                         32,070       20,725
Total current liabilities                     237,752      208,935

Deferred income taxes                          12,194        8,740

Shareholders' investment:
  Common stock, 40,221 shares issued              402          402
  Donated capital                               8,400        8,400
  Additional paid-in capital                   38,689       31,541
  Deferred compensation                           (60)        (126)
  Accumulated other comprehensive income        3,235        4,813
  Retained earnings                           553,772      491,183
  Treasury stock, 10,352 and 11,031
    shares at cost, respectively             (210,648)    (222,932)
Total shareholders' investment                393,790      313,281
Total liabilities and
  shareholders' investment                   $643,736     $530,956